Exhibit 3.25(a)

THE COMPANIES ACTS 1985 TO 2006

            PRIVATE COMPANY LIMITED BY SHARES

ARTICLES OF ASSOCIATION

OF

INTELSAT UK FINANCIAL SERVICES LTD.

(adopted by special resolutions passed on 1 May 2009)

PRELIMINARY

1.	These Articles constitute the articles of the Company. No regulations which would constitute the articles of the Company by virtue of section 8(2) of CA 1985 apply to the Company.

INTERPRETATION

2.	In these Articles:

2.1	the following words and expressions have the following meanings:

“Act” means CA 1985 including any statutory modification or re-enactment thereof for the time being in force and any provisions of the Companies Act 2006 for the time being in force;

“address” in relation to an electronic communication includes any number or address used for the purposes of such communication;

“Articles” means the articles of association of the Company;

“auditors” means the auditors of the Company;

“CA 1985” means the Companies Act 1985;

“clear days” in relation to the period of a notice means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

“communication” means the same as in the Electronic Communications Act 2000;

“Company” means this company;

“director” means, except where the context otherwise requires, a director of the Company and “directors” means the directors or any of them acting as the board of directors of the Company;

“electronic communication” means the same as in the Electronic Communications Act 2000;

“holder” in relation to shares means the member whose name is entered in the register of members as the holder of the shares;

“Office” means the registered office of the Company;

“Seal” means the common seal of the Company and includes any official seal kept by the Company by virtue of sections 39 or 40 of CA 1985;

“secretary” means the secretary of the Company or any other person appointed to perform the duties of the secretary of the Company, including a joint, assistant or deputy secretary;

“United Kingdom” means Great Britain and Northern Ireland;

2.2	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

2.3	the word “directors” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more directors, any director holding executive office and any local or divisional board, manager or agent of the company to which or, as the case may be, to whom the power in question has been delegated;

2.4	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation the exercise of that or any other power of delegation;

2.5	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other body or person who is for the time being authorised to exercise it under the Articles or under another delegation of the power;

2.6	unless the context otherwise requires, words or expressions contained in these Articles bear the same meaning as in the Act but excluding any statutory modification thereof not in force when these Articles become binding on the Company;

2.7	references to a document being executed include references to its being executed under hand or under seal or by any other method;

2.8	unless the context otherwise requires, any reference to “writing” or “written” shall include any method of reproducing words or text in a legible and non-transitory form;

2.9	save where specifically required or indicated otherwise words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part thereof;

2.10	clause and paragraph headings are inserted for ease of reference only and shall not affect construction.

SHARE CAPITAL

3.	The directors are generally and unconditionally authorised pursuant to section 80 of CA 1985 to allot relevant securities (within the meaning of section 80(2) of CA 1985). The authority hereby conferred shall, subject to section 80(7) of CA 1985, be for a period of five years from the date of incorporation of the Company unless renewed varied or revoked by the Company in general meeting and the maximum amount of relevant securities which may be allotted pursuant to such authority shall be the authorised but as yet unissued share capital of the Company at the date of incorporation of the Company or, where the authority is renewed at the date of the renewal.

4.	The directors shall be entitled under the authority contained in Article 3 or any renewal thereof to make at any time prior to the expiry of such authority any offer or agreement which would or might require relevant securities of the Company to be allotted after the expiry of such authority.

5.	The provisions of sections 89(1) and 90(1) to (6) of CA 1985 shall not apply to the Company.

6.	Subject to the provisions of the Act and without prejudice to any rights attached to any existing shares, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine or, subject to and in default of such determination, as the directors shall determine.

7.	Subject to the provisions of the Act, shares may be issued which are to be redeemed or are liable to be redeemed at the option of the Company or the holder on such terms and in such manner as may be provided by the Articles.

8.	Subject to the provisions of Articles 3 to 7 inclusive, the provisions of the Act and to any resolution of the Company in general meeting passed pursuant to those provisions:

8.1	all unissued shares for the time being in the capital of the Company (whether forming part of the original or any increased share capital) shall be at the disposal of the directors; and

8.2	the directors may allot (with or without conferring a right of renunciation) grant options over or otherwise dispose of them to such persons on such terms and conditions and at such times as they think fit.

9.	The Company may exercise the powers of paying commissions conferred by the Act. Subject to the provisions of the Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other.

10.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and (except as otherwise provided by the Articles or by law) the Company shall not be bound by or recognise any interest in any share except an absolute right to the entirety thereof in the holder.

SHARE CERTIFICATES

11.	Every member, upon becoming the holder of any shares, shall be entitled without payment to one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class to a certificate for the balance of such holding) or several certificates each for one or more of his shares upon payment for every certificate after the first of such reasonable sum as the directors may determine. Every certificate shall be sealed with the Seal or executed in such other manner as the directors may approve, having regard to the Act and the provisions of the Articles and shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up thereon. The Company shall not be bound to issue more than one certificate for shares held jointly by several persons and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

12.	If a share certificate is defaced, worn-out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of the expenses reasonably incurred by the Company in investigating evidence as the directors may determine but otherwise free of charge, and (in the case of defacement or wearing-out) on delivery up of the old certificate.

LIEN

13.

The Company shall have a first and paramount lien on every share (not being a fully paid share) for all moneys (whether presently payable or not) payable at a fixed time or called in respect of that share. The directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article 13. The Company’s lien on a share shall extend to any amount payable in respect of it.

14.	The Company may sell in such manner as the directors determine any shares on which the Company has a lien if a sum in respect of which the lien exists is presently payable and is not paid within fourteen clear days after notice has been given to the holder of the share or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the shares may be sold.

15.	To give effect to a sale the directors may autborise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser. The title of the transferee to the shares shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

16.	The net proceeds of the sale, after payment of the costs, shall be applied in payment of so much of the sure for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the shares sold and subject to a like lien for any moneys not presently payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES AND FORFEITURE

17.	Subject to the terms of allotment, the directors may make calls upon the members in respect of any moneys unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least fourteen clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required to be paid by instalments. A call may, before receipt by the Company of any sum due thereunder be revoked in whole or part and payment of a call may be postponed in whole or part. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect whereof the call was made.

18.	A call shall be deemed to have been made at the time when the resolution of the directors authorising the call was passed.

19.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

20.	If a call remains unpaid after it has become due and payable, the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or, if no rate is fixed, at the appropriate rate (as defined by the Act) but the directors may waive payment of the interest wholly or in part.

21.	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call and if it is not paid the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

22.	Subject to the terms of allotment, the directors may make arrangements on the issue of shares for a difference between the holders in the amounts and times of payment of calls on their shares.

23.	If a call remains unpaid after it has become due and payable, the directors may give to the person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

24.	If the notice is not complied with any share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeiture.

25.	Subject to the provisions of the Act, a forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine either to the person who was before the forfeiture the holder or to any other person and at any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the directors think fit. Where for the purposes of its disposal a forfeited share is to be transferred to any person the directors may authorise some person to execute an instrument of transfer of the share to that person.

26.	A person any of whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate for the shares forfeited but shall remain liable to the Company for all moneys which at the date of forfeiture were presently payable by him to the Company in respect of those shares with interest at the rate at which interest was payable on those moneys before the forfeiture or, if no interest was so payable, at the appropriate rate (as defined in the Act) from the date of forfeiture until payment but the directors may waive payment wholly or in part or enforce payment without any allowance for the value of the shares at the time of forfeiture or for any consideration received on their disposal.

27.

A statutory declaration by a director or the secretary that a share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share and the declaration shall (subject to the execution of an instrument of transfer if necessary) constitute a good title to the share and the person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings in reference to the forfeiture or disposal of the share.

TRANSFER OF SHARES

28.	The instrument of transfer of a share may be in any usual form or in any other form which the directors may approve and shall be executed by or on behalf of the transferor and, unless the share is fully paid, by or on behalf of the transferee.

29.	The directors shall register a transfer of shares which is:

29.1	lodged at the Office or at such other place as the directors may appoint;

29.2	accompanied by the certificate for the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer; and

29.3	presented for registration duly stamped or is an exempt transfer within the Stock Transfer Act 1982 and may, in their absolute discretion, refuse to register any other transfer of shares.

30.	If the directors refuse to register a transfer of a share they shall within two months after the date on which the transfer was lodged with the Company send to the transferee notice of the refusal.

31.	The registration of transfers of shares or of any class of shares may be suspended at such times and for such periods (not exceeding thirty days an any year) as the directors may determine.

32.	No fee shall be charged for the registration of any instrument of transfer or other document relating to or affecting the title to any share.

33.	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the directors refuse to register shall be returned to the person lodging it when notice of the refusal is given.

TRANSMISSION OF SHARES

34.	If a member dies the survivor or survivors where he was a joint holder, and his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only persons recognised by the Company as having any title to his interest but nothing herein contained shall release the estate of a deceased member from any liability in respect of any share which had been jointly held by him.

35.	A person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as the directors may properly require, elect either to become the holder of the share or to have some person nominated by him registered as the transferee. If the person so becoming entitled shall elect to become registered as the holder he shall give notice to the Company to that effect. If he elects to have another person registered he shall execute an instrument of transfer of the share to that person. All the Articles relating to the transfer of shares shall apply to the notice or instrument of transfer as if it were an instrument of transfer executed by the member and the death or bankruptcy of the member had not occurred. The provisions of this Article shall apply to any person becoming entitled to a share in consequence of the merger or consolidation of any member being a corporation as they apply to any person becoming entitled to a share in consequence of the death or bankruptcy of a member.

36.	A person becoming entitled to a share in consequence of the death or bankruptcy of a member shall have the rights to which he would be entitled if he were the holder of the share except that he shall not before being registered as the holder of the share, be entitled in respect of it to attend or vote at any meeting of the Company or at any separate meeting of the holders of any class of shares in the Company.

ALTERATION OF SHARE CAPITAL

37.	The Company may by ordinary resolution:

37.1	increase its share capital by new shares of such amount as the resolution prescribes;

37.2	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

37.3	subject to the provisions of the Act sub-divide its shares or any of them into shares of smaller amount and the resolution may determine that as between the shares resulting from the sub-division any of them may have any preference or advantage as compared with the others; and

37.4	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

38.

Whenever as a result of a consolidation of shares any members would become entitled to fractions of a share, the directors may, on behalf of those members, sell the shares representing the fractions for the best price reasonably obtainable to any person (including, subject to the provisions of the Act, the Company) and distribute the net proceeds of sale in due proportion among those members, and the directors may authorise some person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

39.	Subject to the provisions of the Act, the Company may by special resolution reduce its share capital, any capital redemption reserve and any share premium account in any way.

PURCHASE OF OWN SHARES

40.	Subject to the provisions of the Act, the Company may purchase its own shares (including any redeemable shares) and, if it is a private company, make a payment in respect of the redemption or purchase of its own shares otherwise than out of distributable profits of the Company or the proceeds of a fresh issue of shares.

GENERAL MEEETINGS

41.	The directors may call general meetings and, on the requisition of members pursuant to the provisions of the Act, shall forthwith proceed to convene a general meeting in accordance with the provisions of the Act. If there are not within the United Kingdom sufficient directors to call a general meeting, any director or any member of the Company may call a general meeting.

NOTICE OF GENERAL MEETINGS

41.1	General meetings shall be called by at least fourteen clear days’ notice but a general meeting may be called by shorter notice if it is so agreed by a majority in number of the members having a right to attend and vote being a majority together holding not less than ninety per cent in nominal value of the shares giving that right.

41.2	The notice shall specify the time and place of the meeting and the general nature of the business to be transacted.

41.3	Subject to the provisions of these Articles and to any restrictions imposed on any shares, the notice shall be given to all the members, to all persons entitled to a share in consequence of the death or bankruptcy of a member and to the auditors.

42.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

PROCEEDINGS AT GENERAL MEETINGS

43.	No business shall be transacted at any meeting unless a quorum is present. Save in the case of a company with a single member two persons entitled to vote upon the business to be transacted, each being a member or a proxy for a member or a duly authorised representative of a corporation, shall be a quorum.

44.	If such a quorum is not present within half an hour from the time appointed for the meeting, or if during a meeting such a quorum ceases to be present, the meeting shall stand adjourned to the same day in the next week at the same time and place or to such time and place as the directors may determine.

45.	The chairman, if any, of the board of directors or in his absence some other director nominated by the directors shall preside as chairman of the meeting, but if neither the chairman nor such other director (if any) be present within fifteen minutes after the time appointed for holding the meeting and willing to act, the directors present shall elect one of their number to be chairman and, if there is only one director present and willing to act, he shall be chairman.

46.	If no director is willing to act as chairman, or if no director is present within fifteen minutes after the time appointed for holding the meeting, the members present and entitled to vote shall choose one of their number to be chairman.

47.	A director shall, notwithstanding that he is not a member, be entitled to attend and speak at any general meeting and at any separate meeting of the holders of any class of shares in the Company.

48.	The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place but no business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. When a meeting is adjourned for fourteen days or more at least seven clear days’ notice shall be given specifying the time and place of the adjourned meeting and the general nature of the business to be transacted. Otherwise it shall not be necessary to give any such notice.

49.	A resolution put to the vote of a meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands a poll is duly demanded by the chairman or any member present in person or by proxy or duly authorised representative and entitled to vote.

50.	Unless a poll is duly demanded a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost, or not carried by a particular majority and an entry to that effect in the minutes of the meeting shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution.

51.	The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made.

52.	A poll shall be taken as the chairman directs and he may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

53.	A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairman directs not being more than thirty days after the poll is demanded. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded. If a poll is demanded before the declaration of the result of a show of hands and the demand is duly withdrawn the meeting shall continue as if the demand had not been made.

54.	No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven clear days’ notice shall be given specifying the time and place at which the poll is to be taken.

VOTES OF MEMBERS

55.	Subject to any rights or restrictions attached to any shares, on a show of hands every member who (being an individual) is present in person or by proxy or (being a corporation) is present by a duly authorised representative or by proxy, unless the proxy (in either case) or the representative is himself a member entitled to vote, shall have one vote and on a poll every member shall have one vote for every share of which he is the holder.

56.	In the case of joint holders the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders; and seniority shall be determined by the order in which the names of the holders stand in the register of members.

57.	A member in respect of whom an order has been made by any court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote whether on a show of hands or on a poll by his receiver curator bonis or other person authorised in that behalf appointed by that court and any such receiver, curator bonis or other person may, on a poll vote by proxy. Evidence to the satisfaction of the directors of the authority of the person claiming to exercise the right to vote shall be deposited at the Office, or at such other place as is specified in accordance with the Articles for the deposit of instruments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised and in default the right to vote shall not be exercisable.

58.	No member shall vote at any general meeting or at any separate meeting of the holders of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid.

59.	No objection shall be raised to the qualification of any voter except at the meeting or adjourned meeting at which the vote objected to is tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time shall be referred to the chairman whose decision shall be final and conclusive.

60.	On a poll votes may be given either personally or by proxy. A member may appoint more than one proxy to attend on the same occasion.

61.	The appointment of a proxy shall be executed by or on behalf of the appointor and shall be in any form which is usual or which the directors may approve.

62.	The appointment of a proxy shall be deemed to confer authority to vote on any amendment of a resolution put to the meeting for which it is given as the proxy thinks fit. The appointment of a proxy shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. The appointment of a proxy shall not preclude a member from attending and voting at the meeting or at any adjournment thereof.

63.	The appointment of a proxy and any authority under which it is executed or a copy of such authority certified notarially or in some other way approved by the directors may:

63.1	in the case of an instrument in writing be deposited at the Office or at such other place within the United Kingdom as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the instrument proposes to vote; or

63.2	in the case of an appointment contained in an electronic communication, where an address has been specified for the purpose of receiving electronic communications:

(a)	in the notice convening the meeting, or

(b)	in any instrument of proxy sent out by the Company in relation to the meeting, or

(c)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting,

be received at such address not less than 48 hours before the time for holding the meeting or adjourned meeting at which the person named in the appointment proposes to vote;

63.3	in the case of a poll taken more than 48 hours after it is demanded, be deposited or received as aforesaid after the poll has been demanded and not less than 24 hours before the time appointed for the taking of the poll; or

63.4	where the poll is not taken forthwith but is taken not more than 48 hours after it was demanded, be delivered at the meeting at which the poll was demanded to the chairman or to the secretary or to any director;

and an appointment of proxy which is not deposited, delivered or received in a manner so permitted shall be invalid,

64.	A vote given or poll demanded by proxy or by the duly authorised representative of a corporation shall be valid notwithstanding the previous determination of the authority of the person voting or demanding a poll unless notice of the determination was received by the Company at the Office or at such other place at which the instrument of proxy was duly deposited or, where the appointment of the proxy was contained in an electronic communication, at the address at which such appointment was duly received before the commencement of the meeting or adjourned meeting at which the vote is given or the poll demanded or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll.

NUMBER OF DIRECTORS

65.	Unless otherwise determined by ordinary resolution, the number of directors (other than alternate directors) shall not be subject to any maximum but shall not be less than one. A sole director may exercise all the powers and discretions expressed by the Articles to be vested in the directors generally.

ALTERNATE DIRECTORS

66.	Any, director (other than an alternate director) may appoint any other director, or any other person willing to act, to be an alternate director and may remove from office an alternate director so appointed by him. Any appointment or removal of an alternate director shall be by notice to the Company signed by the director making or revoking the appointment or in any other manner approved by the directors. The notice may be:

66.1	delivered personally to the secretary or to a director other than the director making or revoking the appointment; or

66.2	sent by post in a prepaid envelope addressed to the Office or to another address designated by the directors for that purpose or by leaving it at the Office or such other address; or

66.3	sent by electronic communication to an address designated by the directors for that purpose.

67.	The appointment or removal of an alternate director shall take effect when the notice is deemed delivered in accordance with Article 114 or Article 117 (as the case may be) or on such later date (if any) specified in the notice.

68.	An alternate director shall be entitled to receive notice of all meetings of directors and of all meetings of committees of directors of which his appointor is a member, to attend and vote at any such meeting at which the director appointing him is not personally present, and generally to perform all the functions of his appointor as a director in his absence but shall not be entitled to receive any remuneration from the Company for his services as an alternate director.

69.	An alternate director shall cease to be an alternate director:

69.1	if his appointor ceases to be a director; or

69.2	if his appointor revokes his appointment pursuant to Article 67; or

69.3	on the happening of any event which, if he were a director, would cause him to vacate his office as director; or

69.4	if he resigns his office by notice to the Company.

70.	Save as otherwise provided in the Articles, an alternate director shall be deemed for all purposes to be a director and shall alone be responsible for his own acts and defaults and he shall not be deemed to be the agent of the director appointing him.

POWERS OF DUECTORS

71.	Subject to the provisions of the Act, the memorandum and the Articles and to any directions given by special resolution, the business of the Company shall be managed by the directors who may exercise all the powers of the Company. No alteration of the memorandum or Articles and no such direction shall invalidate any prior act of the directors which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Article 72 shall not be limited by any special power given to the directors by the Articles and a meeting of directors at which a quorum is present may exercise all powers exercisable by the directors.

72.	The directors may, by power of attorney or otherwise, appoint any person to be the agent of the Company for such purposes and on such conditions as they determine, including authority for the agent to delegate all or any of his powers.

73.	The directors may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as they think fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them directors of such body corporate, or voting or providing for the payment of remuneration to the directors of such body corporate).

DELEGATION OF DIRECTORS’ POWERS

74.	The directors may delegate any of their powers to any committee consisting of one or more directors. The directors may also delegate to any managing director or any director holding any other executive office such of their powers as the directors consider desirable to be exercised by him. Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation be deemed to include authority to sub-delegate all or any of the powers delegated to one or more directors (whether or not acting as a committee) or to any employee or agent of the company. Any such delegation may be made subject to such conditions as the directors may specify and may be revoked or altered. Subject to any conditions imposed by the directors, the proceedings of a committee with two or more members shall be governed by the Articles regulating the proceedings of directors so far as they are capable of applying.

75.	The directors may appoint any person to any office or employment having a designation or title including the word “director” and/or may attach such a designation or title to any existing office or employment with the Company and may terminate any such appointment or the use of any such designation or title. The inclusion of the wore “director” in the designation or title of any such office or employment shall in no way imply that the holder is a director of the Company, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a director of the Company for any of the purposes of the Articles.

APPOINTMENT AND REMOVAL OF DIRECTORS

76.	Without prejudice to the powers of the Company under the Act to remove a director by ordinary resolution, the holder or holders for the time being of more than one half in nominal value of the shares giving the right to attend and vote at a general meeting of the Company may at any time and from time to time appoint any person who is willing to act to be a director either to fill a vacancy or as an additional director and may remove any director from office. Any appointment or removal of a director under this Article 77 shall be by notice to the Company signed by or on behalf of the appointor or appointors (which may consist of several documents in the like form each signed by or on behalf of one or more appointors). The notice may be;

76.1	delivered personally to the secretary or to a director other than the director being appointed or removed; or

76.2	sent by post in a prepaid envelope addressed to the Office or to another address designated by the directors for that purpose or by leaving it at the Office or such other address; or

76.3	sent by electronic communication to an address designated by the directors for that purpose.

The appointment or removal shall take effect when the notice is delivered in accordance with Article 114 or Article 117 (as the case may be) or on such later date (if any) specified in the notice,

77.	The directors shall also have the power to appoint any person who is willing to act to be a director, either to fill a vacancy or as an addition to the existing directors, subject to any maximum for the time being in force.

DISQUALIFICATION OF DIRECTORS

78.	The office of a director shall be vacated if:

78.1	he ceases to be a director by virtue of any provision of the Act or he becomes prohibited by law from being a director; or

78.2	he becomes bankrupt or makes any arrangement or composition with his creditors generally; or

78.3	he is, or may be, suffering from mental disorder and either:

(a)	he is admitted to hospital in pursuance of an application for admission for treatment under the Mental Health Act 1983 or, in Scotland, an application for admission under the Mental Health (Scotland) Act 1984; or

(b)	an order is made by a court having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder for his detention or for the appointment of a receiver, curator bonis or other person to exercise powers with respect to his property or affairs; or

78.4	he resigns his office by notice to the Company; or

78.5	he shall for more than six consecutive months have been absent without permission of the directors from meetings of the directors held during that period and the directors resolve that his office be vacated; or

78.6	he is convicted of a criminal offence involving fraud or dishonesty and the directors resolve that he shall for that reason cease to be a director; or

78.7	he is removed as a director in accordance with the provisions of Article 77; or

78.8	he is requested to resign in writing by all the other directors. In calculating the number of directors who are required to make such a request to the director:

(a)	an alternate director appointed by him acting in his capacity as such shall be excluded; and

(b)	a director and any alternate director appointed by him and acting in his capacity as such shall constitute a single director for this purpose, so that the signature of either shall be sufficient.

REMUNERATJON OF DIRECTORS

79.	The directors shall be entitled to such remuneration as the Company may by ordinary resolution determine and, unless the resolution provides otherwise, the remuneration shall be deemed to accrue from day to day.

DIRECTORS’ EXPENSES

80.	The directors may be paid all travelling, hotel, and other expenses properly incurred by them in connection with their attendance at meetings of directors or committees of directors or general meetings or separate meetings of the holders of any class of shares or of debentures of the Company or otherwise in connection with the discharge of their duties.

DIRECTORS’ APPOINTIENTS AND INTERESTS

81.	Subject to the provisions of the Act the directors may appoint one or more of their number to the office of managing directors or to any other executive office under the Company and may enter into an agreement or arrangement with any director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a director. Any such appointment agreement or arrangement may be made upon such terms as the directors determine and they may remunerate any such director for his services as they think fit. Any appointment of a director to an executive office shall terminate if he ceases to be a director but without prejudice to any claim to damages for breach of the contract of service between the director and the Company.

82.	Subject to the provisions of the Act and provided that he has disclosed to the directors the nature and extent of any material interest of his a director notwithstanding his office;

82.1	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested.

82.2	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is otherwise interested;

82.3	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any parent undertaking or subsidiary undertaking of the Company, or any subsidiary undertaking of any parent undertaking of the Company, or any body corporate in which any such parent undertaking or subsidiary undertaking is interested;

82.4	shall not, as a result of holding any such office or employment with or being a party to any such transaction or arrangement with or otherwise being interested in any such body corporate, infringe his duty to avoid a situation in which he has, or can have, a direct or indirect interest that conflicts, or possibly may conflict, with the interests of the Company; and

82.5	shall not, by reason of his office, be accountable to the Company for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

83.	For the purposes of Article 83:

83.1	a general notice given to the directors that a director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified person or class of persons is interested shall be deemed to be a disclosure that the director has an interest in any such transaction of the nature and extent so specified; and

83.2	an interest of which a director has no knowledge and of which it is unreasonable to expect him to have knowledge shall not be treated as an interest of his.

DIRECTORS’ BENEFITS, PENSIONS AND INSURANCE

84.	The directors may provide benefits, whether by the payment of gratuities or pensions or by insurance or otherwise, for any director who has held but no longer holds any executive office or employment with the Company or with any body corporate which is or has been a subsidiary of the Company or a predecessor in business of the Company or of any such subsidiary, and for any member of his family (including a spouse and a former spouse) or any person who is or was dependent on him, and may (as well before as after he ceases to hold such office or employment) contribute to any fund and pay premiums for the purchase or provision of any such benefit.

85.	Without prejudice to the provisions of Article 120, the directors may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any person who is or was:

85.1	a director, other officer, employee or auditor of the Company, or any body which is or was the holding company or subsidiary undertaking of the Company, or in which the Company or such holding company or subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or subsidiary undertaking is or was in any way allied or associated; or

85.2	a trustee of any pension fund in which employees of the company or any other body referred to in Article 86.1 is or has been interested, including without limitation insurance against any liability incurred by such person in respect of any act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, powers or offices in relation to the relevant body or fund.

86.	Without prejudice to the generality of Article 83, no director or former director shall be accountable to the Company or the members for any benefit provided pursuant to Articles 85 or 86. The receipt of any such benefit shall not disqualify any person from being or becoming a director of the Company.

87.	Pursuant to the Act, the directors are hereby given power to make such provision as may seem appropriate for the benefit of any persons employed or formerly employed by the Company or any of its subsidiary undertakings in connection with the cessation or the transfer of the whole or part of the undertaking of the Company or any subsidiary undertaking. Any such power may be exercised with the prior sanction of a resolution of the company or of the directors in accordance with the Act.

PROCEEDINGS OF DIRECTORS

88.	Subject to the provisions of the Articles, the directors may regulate their proceedings as they think fit. A director may, and the secretary at the request of a director shall, call a meeting of the directors. Notice of a meeting of the directors shall be deemed to be properly given to a director if it is given to him personally or by word of mouth or sent in writing or by electronic communication to him at his last known address or any other address given by him to the Company for this purpose. A director absent or intending to be absent from the United Kingdom may request that notices of directors’ meetings shall during his absence be sent in writing or by electronic communication to him at an address given by him to the Company for this purpose, but such notices need not be given any earlier than notices given to directors not so absent and, if no such request is made to the directors, it shall not be necessary to give notice of a directors’ meeting to any director who is for the time being absent from the United Kingdom. Any director may waive notice of a meeting and any such waiver may be retrospective.

89.	Questions arising at a meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman shall not be entitled to a casting vote. A director who is also an alternate director shall be entitled in the absence of his appointor to a separate vote on behalf of his appointor in addition to his own vote.

90.	The quorum for the transaction of the business of the directors may be fixed by the directors and unless so fixed at any other number shall be two, except when there is only one director. If there is only one director, he may exercise all the powers and discretions conferred on directors by the Articles. A person who holds office only as an alternate director shall, if his appointor is not present, be counted in the quorum.

91.	The directors may appoint one of their number to be the chairman of the board of directors and may at any time remove him from that office, Unless he is unwilling to do so, the director so appointed shall preside at every meeting of directors at which he is present. But if there is no director holding that office, or if the director holding it is unwilling to preside or is not present within five minutes after the time appointed for the meeting, the directors present may appoint one of their number to be chairman of the meeting.

92.	All acts done by a meeting of directors, or of a committee of directors, or by a person acting as a director shall, notwithstanding that it be afterwards discovered that there was a defect in the appointment of any director or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, be as valid as if every such person had been duly appointed and was qualified and had continued to be a director and had been entitled to vote.

93.	A resolution in writing signed by all the directors entitled to receive notice of a meeting of directors or of a committee of directors shall be as valid and effectual as if it had been passed at a meeting of directors or (as the case may be) a committee of directors duly convened and held and may consist of several documents in the like form each signed by one or more directors; but a resolution signed by an alternate director need not also be signed by his appointor and, if it is signed by a director who has appointed an alternate director, it need not be signed by the alternate director in that capacity.

94.	The contemporaneous connection of a number of the directors not less than the quorum, regardless of physical location, by any means of electronic communication shall be deemed to constitute a properly held meeting of the directors so long as the following conditions are met:

94.1	throughout the meeting each of the directors taking part must be able to:

(a)	hear each of the other directors taking part; and

(b)	subject as mentioned below, send and receive communications simultaneously to and from all of the other directors taking part;

94.2	at the beginning and at the conclusion of the meeting the chairman shall ask all of those who have been a party to the proceedings to acknowledge their presence and to confirm that they have attended throughout the meeting.

Such a meeting shall be deemed to take place where it is convened to be held or (if no director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is. The word “meeting” in the Articles shall be construed accordingly.

The meeting shall have been validly conducted notwithstanding that a director may have been accidentally disconnected during the meeting so long as a quorum of directors were connected at all times. A minute of the proceedings shall be sufficient evidence of the observance of the necessary formalities if certified by a director who was party to them.

95.	Subject to such disclosure as is required by the Act and the Articles, a director shall be entitled to vote at any meeting of directors or of a committee of directors on, and be counted in the quorum present at a meeting in relation to, any resolution concerning a matter in which he has, directly or indirectly, an interest or duty which is material and which conflicts or may conflict with the interests of the Company.

SECRETARY

96.	Subject to the provisions of the Act, the secretary shall be appointed by the holder or holders for the time being of more than one half in nominal value of the shares giving the right to attend and vote at a general meeting of the Company or the directors for such term, at such remuneration and upon such conditions as they may think fit and any secretary so appointed may be removed by such appointor(s). Any appointment or removal of a secretary under this Article 97 shall be by notice to the Company signed by or on behalf of the appointor or appointors (which may consist of several documents in the like form each signed by or on behalf of one or more appointors).

97.	Two or more joint secretaries, each of whom shall have full authority to act alone and independently of each other, may be appointed pursuant to the provisions of Article 97.

MINUTES

98.	The directors shall cause minutes to be made in books kept for the purpose:

98.1	of all appointments of officers made by the directors; and

98.2	of all proceedings at meetings of the Company, of the holders of any class of shares in the Company, and of the directors, and of committees of directors, including the names of the directors present at each such meeting.

THE SEAL, EXECUTION OF DEEDS

99.	If the Company has a Seal, it shall only be used by the authority of a resolution of the directors, or a committee of directors authorised by the directors. The directors (or the committee of directors, as the case may be) shall determine who may sign any instrument to which the Seal is affixed and unless otherwise so determined it shall be signed by a director arid by the secretary or by at least two directors. Any document may be executed under the Seal by impressing the Seal by mechanical means or by printing the Seal or a facsimile of it on the document or by applying the Seal or a facsimile of it by any other means to the document.

100.	A document signed, with the authority of a resolution of the directors, by a director and the secretary or by two directors or by a director in the presence of a witness who attests the signature and expressed, in whatever words, to be executed by the Company has the same effect as if executed under the Seal. For the purpose of the preceding sentence only, “secretary” shall have the same meaning as in the Act and not the meaning given to it by Article 2.

101.	The Company may exercise the powers conferred by section 39 of CA 1985 with regard to having an official seal for use abroad.

RECORD DATES

102.	Notwithstanding any other provision of the Articles, the Company or the directors may fix any date as the record date for any dividend, distribution, allotment or issue, which may be on or at any time before or after any date on which the dividend, distribution, allotment or issue is declared, paid or made.

DIVIDENDS

103.	Subject to the provisions of the Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the directors.

104.	Subject to the provisions of the Act the directors may pay interim dividends if it appears to them that they are justified by the profits of the Company available for distribution. Such interim dividends may be paid in cash or wholly or partly by the distribution of assets. If the share capital is divided into different classes the directors may pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if, at the time of payment, any preferential dividend is in arrear. The directors may also pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment. Provided the directors act in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights.

105.	Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. All dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid; but, if any share is issued on terms providing that it shall rank for dividend as from a particular date, that share shall rank for dividend accordingly.

106.	A general meeting declaring a dividend may, upon the recommendation of the directors, direct that it shall be satisfied wholly or partly by the distribution of assets.

107.	Where any difficulty arises in regard to the distribution of assets pursuant to the payment or declaration of any dividend, the directors may settle the same and in particular may issue fractional certificates and fix the value for distribution of any assets and may determine that cash shall be paid to any member upon the footing of the value so fixed in order to adjust the rights of members and may vest any assets in trustees.

108.	Any dividend or other moneys payable in respect of a share may be paid by cheque sent by post to the registered address of the person entitled or, if two or more persons are the holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder, to the registered address of that one of those persons who is first named in the register of members or to such person and to such address as the person or persons entitled may in writing direct. Every cheque shall be made payable to the order of the person or persons entitled or to such other person as the person or persons entitled may in writing direct and payment of the cheque shall be a good discharge to the Company. Any joint holder or other person jointly entitled to a share as aforesaid may give receipts for any dividend or other moneys payable in respect of the share.

109.	No dividend or other moneys payable in respect of a share shall bear interest against the Company unless otherwise provided by the rights attached to the share.

110.	Any dividend which has remained unclaimed for twelve years from the date when it became due for payment shall, if the directors so resolve, be forfeited and cease to remain owing by the Company.

ACCOUNTS

111.	No member shall (as such) have any right of inspecting any accounting records or other book or document of the Company except as conferred by statute or authorised by the directors or by ordinary resolution of the Company.

CAPITALISATION OF PROFITS

112.	The directors may with the authority of an ordinary resolution of the Company:

112.1	subject as hereinafter provided, resolve to capitalise any undivided profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of the Company’s share premium account or capital redemption reserve;

112.2	appropriate the sum resolved to be capitalised to the members who would have been entitled to it if it were distributed by way of dividend and in the same proportions and apply such sum on their behalf either in or towards paying up the amounts if any for the time being unpaid on any shares held by them respectively, or in paying up in full unissued shares or debentures of the Company of a nominal amount equal to that sum, and allot the shares or debentures credited as fully paid to those members, or as they may direct, in those proportions or partly in one way and partly in the other; but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 113, only be applied in paying up unissued shares to be allotted to members credited as fully paid;

112.3	make such provision by the issue of fractional certificates or by payment in cash or otherwise as they determine in the case of shares or debentures becoming distributable under this Article 113 in fractions; and

112.4	authorise any person to enter on behalf of all the members concerned into an agreement with the Company providing for the allotment to them respectively, credited as fully paid, of any shares or debentures to which they are entitled upon such capitalisation, any agreement made under such authority being binding on all such members.

NOTICES

113.	Any notice to be given to or by any person pursuant to the Articles (other than a notice calling a meeting of the directors) shall be in writing or shall be given using electronic communications to an address for the time being notified for that purpose to the person giving the notice. The Company may give any notice to a member:

113.1	personally; or

113.2	by sending it by post in a prepaid envelope addressed to the member at his registered address or by leaving it at that address; or

113.3	by giving it using an electronic communication to an address for the time being notified to the company by the member.

In the case of joint holders of a share, all notices shall be given to the joint holder whose name stands first in the register of members in respect of the joint holding and notice so given shall be sufficient notice to all the joint holders.

114.	A member present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

115.	Every person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been duly given to a person from whom he derives his title.

116.	Proof that an envelope containing a notice was properly addressed, prepaid and posted shall be conclusive evidence that the notice was given. Proof that a notice contained in an electronic communication was sent in accordance with guidance issued by the Institute of Chartered Secretaries and Administrators shall be conclusive evidence that the notice was given. A notice shall be deemed to be given at the expiration of 48 hours after the envelope containing it was posted or, in the case of a notice contained in an electronic communication, at the expiration of 48 hours after the time it was sent

117.	A notice may be given by the Company to the persons entitled to a share in consequence of the death or bankruptcy of a member by sending or delivering it in any manner authorised by the Articles for the giving of notice to a member. addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt or by any like description at the address, if any, within the United Kingdom supplied for that purpose by the persons claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

WINDING UP

118.	If the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Act, divide among the members in specie the whole or any part of the assets of the Company and may, for that purpose, value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he with the like sanction determines, but no member shall be compelled to accept any assets upon which there is a liability.

INDEMNITY

119.	Subject to the provisions of the Act, every director of the Company may be indemnified out of the assets of the Company against any liability.